                                                                      EXHIBIT 1




                          AGREEMENT AND PLAN OF MERGER




                         Dated as of December 29, 1999




                                  by and among




                                CEM CORPORATION,


                          MJC ACQUISITION CORPORATION


                                      AND


                               MICHAEL J. COLLINS

                               TABLE OF CONTENTS

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                                                                                                           ----

                                              TABLE OF CONTENTS

                                                  ARTICLE I
                                            MERGER AND ORGANIZATION

Section 1.1       The Merger.............................................................................  1
Section 1.2       Effective Time.........................................................................  1
Section 1.3       Effect of Merger.......................................................................  2

                                                  ARTICLE II
                                 CONVERSION OF SECURITIES AT THE EFFECTIVE TIME
Section 2.1       Conversion of Securities of CEM and Acquiror...........................................  3
Section 2.2       Payment of Cash for CEM Common Stock...................................................  3
Section 2.3       Exchange of Acquiror Common Stock Certificate..........................................  5

                                                  ARTICLE III
                               ADDITIONAL AGREEMENTS IN CONNECTION WITH THE MERGER
Section 3.1       Shareholders' Approval.................................................................  5
Section 3.2       Proxy Materials and Schedule 13E-3.....................................................  6
Section 3.3       Termination of CEM Stock Option Plans..................................................  6
Section 3.4       Reasonable Best Efforts; Consents; Other Filings.......................................  7
Section 3.5       Financing..............................................................................  7
Section 3.6       Conduct of Business by CEM Pending the Merger..........................................  7
Section 3.7       Notification of Certain Matters........................................................ 10
Section 3.8       Access to CEM's Books and Records...................................................... 11
Section 3.9       Acquisition Proposals.................................................................. 11
Section 3.10      Director and Officer Protection........................................................ 12
Section 3.11      Actions of Collins Pending the Closing................................................. 12

                                                  ARTICLE IV
                                   REPRESENTATIONS AND WARRANTIES OF CEM
Section 4.1       Organization and Good Standing......................................................... 13
Section 4.2       Authorization; Binding Agreement....................................................... 13
Section 4.3       Capitalization......................................................................... 14
Section 4.4       Financial Statements................................................................... 14
Section 4.5       Absence of Certain Changes or Events................................................... 15
Section 4.6       SEC Reports and Other Documents........................................................ 15
Section 4.7       Governmental and Other Consents and Approvals.......................................... 15
Section 4.8       No Violation........................................................................... 16
Section 4.9       Litigation............................................................................. 16
Section 4.10      Governmental Approvals; Compliance with Law............................................ 17
Section 4.11      Brokers and Finders.................................................................... 17

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
Section 4.12      Fairness Opinions and Approval by Committee............................................ 17
Section 4.13      Taxes.................................................................................. 17
Section 4.14      Employee Benefits...................................................................... 19
Section 4.15      Environmental Matters.................................................................. 20
Section 4.16      Board Recommendation................................................................... 21
Section 4.17      Required Company Vote.................................................................. 22
Section 4.18      State Takeover Statutes................................................................ 22
Section 4.19      Material Contract Defaults............................................................. 22
Section 4.20      Information in Proxy Statement......................................................... 22
Section 4.21      Properties............................................................................. 23

                                                  ARTICLE V
                              REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND COLLINS
Section 5.1       Organization and Good Standing......................................................... 23
Section 5.2       Authorization; Binding Agreement....................................................... 23
Section 5.3       No Violation........................................................................... 24
Section 5.4       Governmental and Other Consents and Approvals.......................................... 24
Section 5.5       Proxy and Schedule 13E-3 Information................................................... 25
Section 5.6       Financing.............................................................................. 25
Section 5.7       Brokers and Finders.................................................................... 25
Section 5.8       No Prior Activities.................................................................... 26
Section 5.9       Litigation............................................................................. 26
Section 5.10      Surviving Corporation Not Rendered Insolvent........................................... 25
Section 5.11      No Conflicting Knowledge............................................................... 25

                                                  ARTICLE VI
                                                  CONDITIONS
Section 6.1       Conditions to Each Party's Obligation to Effect the Merger............................. 26
Section 6.2       Conditions to Obligation of CEM to Effect the Merger................................... 27
Section 6.3       Conditions to Obligations of Acquiror to Effect the Merger............................. 27

                                                  ARTICLE VII
                              TERMINATION; NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
                                          COVENANTS; WAIVER AND AMENDMENT
Section 7.1       Termination............................................................................ 28
Section 7.2       Non-Survival of Representations, Warranties and Covenants.............................. 30
Section 7.3       Amendment.............................................................................. 30
Section 7.4       Waiver................................................................................. 30
Section 7.5       Effect of Termination.................................................................. 30
Section 7.6       Certain Payments....................................................................... 31

                                                  ARTICLE VIII
                                              GENERAL AGREEMENTS
Section 8.1       Notice................................................................................. 32
Section 8.2       Entire Agreement....................................................................... 33
Section 8.3       Parties in Interest.................................................................... 33
Section 8.4       Publicity.............................................................................. 33

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
Section 8.5       Headings............................................................................... 33
Section 8.6       Interpretation......................................................................... 34
Section 8.7       Subsidiaries........................................................................... 34
Section 8.8       Successors and Assigns................................................................. 34
Section 8.9       Governing Law.......................................................................... 34
Section 8.10      Costs and Expenses..................................................................... 34
Section 8.11      Counterparts........................................................................... 34
Section 8.12      Specific Performance................................................................... 34
Section 8.13      Conciliation and Arbitration........................................................... 35

                             INDEX OF DEFINED TERMS

 AAA...........................................................................................................   8.13
 Acquiror Common Stock......................................................................................... 2.1(b)
 Acquiror...................................................................................... Introductory Paragraph
 Acquisition Proposal............................................................................................. 3.9
 Advisor......................................................................................................... 4.11
 Agreement..................................................................................... Introductory Paragraph
 Articles of Merger.......................................................................................... Recitals
 Cash Merger Consideration..................................................................................... 2.1(a)
 CEM .......................................................................................... Introductory Paragraph
 CEM Common Stock.............................................................................................. 2.1(a)
 CEM Share..................................................................................................... 2.1(a)
 CEM Shares.................................................................................................... 2.1(a)
 Closing.......................................................................................................... 1.2
 Code............................................................................................................ 4.13
 Committee........................................................................................................ 3.1
 Company Benefit Plans........................................................................................ 4.14(a)
 Company ERISA Affiliate...................................................................................... 4.14(c)
 Definitive Proxy Statement.................................................................................... 3.2(a)
 Disbursing Agent.............................................................................................. 2.2(a)
 Disclosure Schedules.................................................................................... Section 3.12
 Dispute......................................................................................................... 8.13
 Effective Time................................................................................................... 1.2
 Environmental Claim..................................................................................... Section 4.15
 Environmental Laws...................................................................................... Section 4.15
 Environmental Permits................................................................................... Section 4.15
 ERISA........................................................................................................ 4.14(a)
 Exchange Act..................................................................................................... 4.4
 Expenses...................................................................................................... 7.6(c)
 Fee........................................................................................................... 7.6(a)
 Financing Letters................................................................................................ 5.6
 Financing........................................................................................................ 5.6
 Government Approvals............................................................................................ 4.10
 Hazardous Materials..................................................................................... Section 4.15
 Interim Financial Statements............................................................................. Section 4.4
 Indemnified Party............................................................................................... 3.10
 Knowledge........................................................................................................ 8.6
 Material Adverse Change.......................................................................................... 4.1
 Material Adverse Effect.......................................................................................... 4.1
 Merger...................................................................................................... Recitals
 North Carolina Act.......................................................................................... Recitals
 Permitted Investments......................................................................................... 2.2(a)
 Person........................................................................................................ 2.2(b)
 Plan of Merger.............................................................................................. Recitals

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
 Preferred Stock.................................................................................................. 4.3
 Preliminary Proxy Statement................................................................................... 3.2(a)
 Returns...................................................................................................... 4.13(a)
 Rules........................................................................................................... 8.13
 Schedule 13E-3................................................................................................ 3.2(b)
 SEC........................................................................................................... 3.2(a)
 Special Meeting.................................................................................................. 3.1
 Stock Options.................................................................................................... 3.3
 Subsidiaries..................................................................................................... 8.7
 Superior Proposal..................................................................................... Section 7.6(a)
 Surviving Corporation............................................................................................ 1.1
 Tax Affiliate................................................................................................ 4.13(a)
 Tax.......................................................................................................... 4.13(a)
 Taxes........................................................................................................ 4.13(a)
 WARN.......................................................................................................... 3.6(s)
 Year-End Financial Statements.................................................................................... 4.4

         This AGREEMENT AND PLAN OF MERGER (the "Agreement") is dated as of December 29, 1999 and is by and among CEM CORPORATION, a North Carolina corporation ("CEM"), MJC ACQUISITION CORPORATION, a North Carolina corporation ("Acquiror"), and MICHAEL J. COLLINS, an individual residing in North Carolina ("Collins").

                                    RECITALS

         The boards of directors of CEM and Acquiror deem it advisable for the mutual benefit of CEM and Acquiror and their respective shareholders, respectively, that Acquiror be merged with and into CEM (the "Merger") upon the terms and subject to the conditions set forth in the Plan of Merger (the "Plan of Merger"), which is set forth in the Articles of Merger in substantially the form attached hereto as EXHIBIT A (the "Articles of Merger"), and in accordance with the North Carolina Business Corporation Act (the "North Carolina Act").

         The board of directors of Acquiror have approved and adopted this Agreement. The board of directors and Special Committee of CEM have adopted this Agreement and have resolved, subject to the terms of this Agreement, to recommend to the shareholders of CEM to vote to approve this Agreement in conjunction with their approval of the Plan of Merger.

         In consideration of the mutual covenants, agreements, representations and warranties contained herein, and for the purpose of setting forth certain terms and conditions of the Merger, and the mode of carrying the same into effect, CEM, Acquiror and Collins hereby agree as follows:

                                   ARTICLE I

                            MERGER AND ORGANIZATION

         1.1 The Merger. Acquiror shall be merged with and into CEM at the Effective Time (as defined below), upon the terms and subject to the conditions hereinafter set forth, as permitted by and in accordance with the North Carolina Act. CEM, as the surviving corporation following the effectiveness of the Merger, is sometimes referred to herein as the "Surviving Corporation." CEM, Acquiror and Collins agree that upon written notice of Acquiror to CEM delivered at least 20 business days prior to the date of the Special Meeting, Acquiror, CEM and Collins shall amend this Agreement to provide that the merger contemplated hereby shall be the merger of CEM into Acquiror with Acquior being the surviving corporation of such merger and to make other necessary changes to so conform the Plan of Merger and Articles of Merger (as such terms are defined herein).

         1.2   Effective Time. If this Agreement is not terminated pursuant to
ARTICLE VII hereof, as soon as practicable after all conditions to the Merger set forth in ARTICLE VI hereof shall have been satisfied or waived, CEM and Acquiror shall cause the Articles of Merger to be executed, acknowledged and filed with the Secretary of State of the State of North Carolina as provided in the North Carolina Act. The Merger shall be consummated and the closing of the transactions contemplated by this Agreement (the "Closing") shall occur immediately upon the filing of the Articles of Merger with the Secretary of State of the State of North Carolina (the date and time of such filing and Closing being referred to herein as the "Effective Time"). The Closing shall take place at the offices of Robinson, Bradshaw & Hinson, P.A., 101 North Tryon Street, Suite 1900, Charlotte, North Carolina 28246, or at such other place as the parties may mutually agree.

         1.3 Effect of Merger. The parties agree to the following provisions with respect to the Merger:

                  (a) The name of the Surviving Corporation shall from and after the Effective Time shall become and continue to be "CEM Corporation" until changed in accordance with applicable law.

                  (b) The articles of incorporation of CEM shall be amended and restated to conform to the articles of incorporation of Acquiror as in effect immediately prior to the Effective Time; provided, however, that, at the Effective Time, Article 1 of the articles of incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is CEM Corporation" and Article 2 shall be amended to provide that the number of authorized shares of common stock of the corporation shall be 100.

                  (c) The bylaws of Acquiror, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with law, the articles of incorporation of the Surviving Corporation and such bylaws.

                  (d) At the Effective Time, the separate corporate existence of Acquiror shall cease, and CEM as the Surviving Corporation and successor shall succeed to Acquiror as set forth in Section 55-11-06 of the North Carolina Act.

                  (e) The directors of Acquiror immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of CEM immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified.

                  (f) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of CEM acquired or to be acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the CEM, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of CEM, all other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, properties or assets of CEM acquired or to be acquired as a result of the Merger and otherwise to carry out the purposes of this Agreement.

                                  ARTICLE II

                 CONVERSION OF SECURITIES AT THE EFFECTIVE TIME

         2.1 Conversion of Securities of CEM and Acquiror. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of CEM, Acquiror or the holders of any of the following securities:

                  (a) Each share of common stock, par value $.05 per share, of CEM ("CEM Common Stock") (shares of CEM Common Stock being hereinafter collectively referred to as "CEM Shares" and individually as a "CEM Share") issued and outstanding immediately prior to the Effective Time (other than any CEM Shares to be cancelled pursuant to SECTION 2.1(B)) shall be cancelled, extinguished and shall be converted automatically into the right to receive an amount equal to $11.15 in cash, without interest (the "Cash Merger Consideration"), payable to the holder thereof, as provided in SECTION 2.2, upon surrender of the certificate formerly representing the CEM Shares being converted into the right to receive the Cash Merger Consideration, less any required withholding taxes;

                  (b) Each CEM Share held in the treasury of CEM and each CEM Share owned by Acquiror (including CEM Shares contributed to Acquiror by agreement with Acquiror), if any, immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

                  (c) Each share of Acquiror's common stock, $.01 par value ("Acquiror Common Stock"), that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

         2.2   Payment of Cash for CEM Common Stock.

                  (a) At the Effective Time, Collins shall cause Acquiror to, and Acquiror shall, irrevocably deposit or cause to be deposited with a bank or trust company to be designated by Acquiror and reasonably satisfactory to CEM that is organized and doing business under the laws of the United States or any state thereof and has a combined capital and surplus of at least $100,000,000 (the "Disbursing Agent"), as agent for the holders of shares of CEM Common Stock, cash in the aggregate amount required to effect conversion of shares of CEM Common Stock into the Cash Merger Consideration at the Effective Time pursuant to SECTION 2.1(A) hereof. Pending distribution pursuant to
         SECTION 2.2(B) hereof of the cash deposited with the Disbursing Agent, such cash shall be held in trust for the benefit of the holders of CEM Common Stock and the fund shall not be used for any other purposes, and Acquiror and Surviving Corporation may direct the Disbursing Agent to invest such cash, provided that such investments (i) shall be obligations of or guaranteed by the United States of America, commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $250,000,000

         (collectively "Permitted Investments") or money market funds that are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to SECTION 2.2(B) hereof. Each holder of a certificate or certificates representing shares of CEM Common Stock cancelled at the Effective Time pursuant to SECTION 2.1(A) hereof may thereafter surrender such certificate or certificates to the Disbursing Agent, as agent for such holder of shares of CEM Common Stock, which shall effect the exchange of such certificate or certificates on such holder's behalf for a period ending six months after the Effective Time. Any interest and other income resulting from such investments shall be paid to Acquiror.

                  (b) After surrender to the Disbursing Agent of any certificate that prior to the Effective Time shall have represented any shares of CEM Common Stock, the Disbursing Agent shall promptly distribute to the individual, corporation, partnership, joint venture, association, joint stock company, trust, fund, unincorporated association, organization or other entity (each, a "Person") in whose name such certificate shall have been registered a check representing the amount of Cash Merger ------ Consideration into which such shares of CEM Common Stock shall have been converted at the Effective Time pursuant to SECTION 2.1(A) hereof. Until so surrendered and exchanged, each such certificate shall, after the Effective Time, be deemed to represent only the right to receive such Cash Merger Consideration, and until such surrender and exchange, none of the Cash Merger Consideration shall be paid to the holder of such outstanding certificate in respect thereof. The Surviving Corporation shall promptly after the Effective Time cause to be distributed to such holders appropriate materials to facilitate such surrender.

                  (c) If any cash deposited with the Disbursing Agent for purposes of payment in exchange for shares of CEM Common Stock remains unclaimed following the expiration of six months after the Effective Time, such cash shall be delivered to the Surviving Corporation by the Disbursing Agent, and thereafter the Disbursing Agent shall not be liable to any Persons claiming any amount of such cash, and the surrender and exchange shall be effected directly with the Surviving Corporation (subject to applicable abandoned property, escheat and similar laws). No interest shall accrue or be payable with respect to any amounts that any such holder shall be so entitled to receive. The Surviving Corporation or the Disbursing Agent shall be authorized to pay the cash attributable to any certificate theretofore issued that has been lost or destroyed, upon receipt of satisfactory evidence of ownership of the shares of CEM Common Stock represented thereby and of appropriate indemnification.

                  (d) None of Acquiror, Collins, the Surviving Corporation or the Disbursing Agent shall be liable to any Person in respect of any shares of retained CEM Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of CEM Common Stock shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any cash, if any, in lieu of fractional shares of retained CEM Common Stock or any dividends or distributions with respect to retained CEM Common Stock in respect of such certificate would otherwise escheat to or become the property of any governmental entity), any such cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

                  (e) If payment is to be made to a Person other than the Person in whose name a surrendered certificate, which prior to the Effective Time shall have represented any shares of CEM Common Stock, is registered, it shall be a condition to such payment that the certificate so surrendered shall be endorsed or shall otherwise be in proper form for transfer, and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate surrendered or shall have established to the satisfaction of the Surviving Corporation or the Disbursing Agent that such tax either has been paid or is not payable.

                  (f) From and after the Effective Time, the holders of shares of CEM Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of CEM Common Stock except as otherwise provided herein or by law.

                  (g) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of CEM Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates for shares of CEM Common Stock are presented to the Surviving Corporation, they shall be cancelled and promptly exchanged for Cash Merger Consideration except as provided in SECTION 2.2(B) and (D).

         2.3 Exchange of Acquiror Common Stock Certificate. Immediately after the Effective Time, upon surrender by the record holder of the certificate, duly endorsed in blank, representing the shares of Acquiror Common Stock outstanding immediately prior to the Effective Time, the Surviving Corporation shall deliver to such record holder a share certificate, registered in such holder's name, representing the number of shares of common stock of the Surviving Corporation to which such record holder is so entitled by virtue OF
SECTION 2.1(B). Such certificate will bear a legend restricting the transferability of such shares of the Surviving Corporation except in accordance with applicable federal and state securities laws.

                                  ARTICLE III

              ADDITIONAL AGREEMENTS IN CONNECTION WITH THE MERGER

         3.1 Shareholders' Approval. CEM shall take all actions reasonably necessary in accordance with applicable law and its articles of incorporation and bylaws to convene a meeting of its shareholders as soon as reasonably practicable for the purpose of considering and approving this Agreement and the Merger (the "Special Meeting"). In connection with the Special Meeting, the board of directors of CEM shall recommend that the shareholders of CEM vote to approve this Agreement and the Merger unless the Special Committee of such board of directors (the "Committee") has determined at any time prior to the Special Meeting in good faith, after consultation with and based upon the reasonably concluded advice of counsel to the

Committee, that making such recommendation would violate the fiduciary duties of the board of directors under applicable law.

         3.2   Proxy Materials and Schedule 13E-3.

                  (a) In connection with the Special Meeting, CEM shall prepare and file a preliminary proxy statement relating to the transactions contemplated by this Agreement and the Merger (the "Preliminary Proxy Statement") with the United States Securities and Exchange Commission (the "SEC") and shall use its reasonable best efforts to respond to the comments of the SEC and to cause a definitive proxy statement to be mailed to CEM's shareholders (the "Definitive Proxy Statement") all as soon as reasonably practicable; provided, that prior to the filing of each of the Preliminary Proxy Statement and the Definitive Proxy Statement, CEM shall consult with Acquiror and Collins with respect to such filings and shall afford Acquiror and Collins reasonable opportunity to comment thereon. Acquiror and Collins shall provide CEM with any information for inclusion in the Preliminary Proxy Statement and the Definitive Proxy Statement that may be required under applicable law and is reasonably requested by CEM.

                  (b) CEM, Acquiror and Collins shall, and shall cause any other Person that may be deemed to be an affiliate of CEM to, prepare and file concurrently with the filing of the Preliminary Proxy Statement a Statement on Schedule 13E-3 ("Schedule 13E-3") with the SEC. If at any time prior to the Special Meeting any event should occur that is required by applicable law to be set forth in an amendment of, or supplement to, the Schedule 13E-3, CEM, Acquiror and Collins shall, and shall cause such Person to, file such amendments or supplements.

         3.3   Termination of CEM Stock Option Plans. Except as disclosed in
ITEM 3.3 of the Disclosure Schedules, as defined in SECTION 3.12 of this Agreement, all outstanding stock options issued by CEM (collectively, the "Stock Options"), including without limitation those issued under the CEM Corporation 1986 Nonqualified Stock Option Plan, the 1987 Stock Option Plan, the 1993 Management Equity Plan and the 1993 Nonqualified Stock Option Plan, shall terminate upon the Merger. With respect to each Stock Option not otherwise terminated by its terms upon the effectiveness of the Merger, CEM shall obtain at the earliest practicable date and prior to the Effective Time the written consent of each holder to the cancellation of such holders' Stock Options (irrespective of their exercise price and whether or not then currently exercisable) to take effect on the Effective Time or shall take appropriate action to amend the relevant plans to provide for such cancellation. At the Effective Time, the Surviving Corporation shall pay each holder of Stock Options, to the extent such Stock Options have not been previously exercised or cancelled, (x) cash in an amount equal to the product of (i) the difference between $11.15 and the exercise price of such Stock Options (but in no event less than $0.00), multiplied by (ii) the number of shares of CEM Common Stock subject to such Stock Options, less (y) the amount of all applicable withholding taxes.

         3.4 Reasonable Best Efforts; Consents; Other Filings. Upon the terms and subject to the conditions herein provided, and subject to the duties of the board of directors of CEM under applicable law, as it or the Committee may be advised by counsel, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable laws and regulations and their respective articles of incorporation and bylaws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement, subject, however, to the requisite vote of shareholders of CEM. Such actions shall include, without limitation, using reasonable best efforts to (i) defend any lawsuits or other legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties (including governmental agencies or officials), challenging this Agreement or the consummation of the transactions contemplated thereby or hereby, and (ii) effect all necessary registrations, filings and submissions of information requested by governmental authorities. Upon the terms and subject to the conditions hereof, and subject to the duties of the board of directors of CEM under applicable law, as it, or the Committee, may be advised by counsel, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all reasonable actions and to do, or cause to be done, all things necessary to satisfy the other conditions of Closing set forth herein and to cooperate with all reasonable requests made by the other party. Without limiting the generality of the foregoing, and notwithstanding anything in this Agreement to the contrary, CEM shall use reasonable efforts to obtain all consents, amendments to or waivers from other parties under the terms of all leases and other agreements between CEM and such parties required as a result of the transactions contemplated by this Agreement the failure of which to obtain would have a Material Adverse Effect (as defined in SECTION 4.1) and shall use reasonable efforts to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal or state law or regulation.

         3.5 Financing. Each of Acquiror and Collins shall use its reasonable best efforts to arrange the Financing (as defined in SECTION 5.6) and to satisfy any and all conditions set forth in the Financing Letters. Acquiror and Collins shall keep CEM informed of the status of the Financing, including providing written notice to CEM promptly (and in any event within two business days) of any material adverse developments relating to the Financing. CEM shall use its reasonable best efforts to cooperate and assist Acquiror with respect to the Financing, the expense of which shall be borne by Acquiror, and upon consummation of the Merger, the Surviving Corporation; provided, that CEM shall not be obligated to obtain any extraordinary consents, waivers or approvals to loan agreements, leases or other contracts, to agree to a material adverse modification of the terms of such documents or to prepay or incur additional obligations to other parties.

         3.6 Conduct of Business by CEM Pending the Merger. CEM covenants and agrees that, prior to the Effective Time or earlier termination of this Agreement as provided herein, unless Acquiror shall otherwise agree in writing and except as contemplated by this Agreement:

                  (a) CEM shall, and shall cause each of its subsidiaries to, act and carry on its respective business in the ordinary course of business substantially consistent with past practice and use its respective reasonable best efforts to preserve substantially intact its current material business organizations, keep available the services of its current officers and employees (except for terminations of employees in the ordinary course of business) and preserve its material relationships with others having significant business dealings with it;

                  (b) CEM shall not (i) amend its articles of incorporation or bylaws, or (ii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of any of its shares of capital stock;

                  (c) Neither CEM nor any of its subsidiaries shall (i) except as set forth in ITEM 3.6(C) of the Disclosure Schedules, issue, grant, sell, pledge or transfer or agree or propose to issue, grant, sell, pledge or transfer any shares of capital stock, stock options, warrants, securities or rights of any kind or rights to acquire any such shares, securities or rights of CEM, any of its subsidiaries or any successor thereto, (ii) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of CEM of any class or any options, warrants or other rights to purchase any such shares except as otherwise provided in this Agreement, or (iii) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                  (d) Except in the ordinary course of business consistent with past practice or as disclosed in ITEM 3.6(D) of the Disclosure Schedules, neither CEM nor any of its subsidiaries shall (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of CEM or any of its subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to CEM or any direct or indirect wholly owned subsidiary of CEM;

                  (e) Each of CEM and its subsidiaries shall use its reasonable best efforts to keep in place its current insurance policies that are material (either individually or in the aggregate) to the conduct of its business; and notwithstanding such efforts, if any such policy is cancelled, CEM shall use its reasonable best efforts to replace such policy or policies;

                  (f) Neither CEM nor any of its subsidiaries shall make any material tax election, file any amended tax returns or settle or compromise any material federal, state, local or foreign income tax liability;

                  (g) Neither CEM nor any of its subsidiaries shall make any material change in its accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles;

                  (h) Neither CEM nor any of its subsidiaries shall split, combine or reclassify any capital stock of CEM or any subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or substitution for shares of capital stock of CEM or any subsidiary;

                  (i) Except as disclosed in ITEM 3.6(K) of the Disclosure Schedules, neither CEM nor any of its subsidiaries shall acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

                  (j) Neither CEM nor any of its subsidiaries shall sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except in the ordinary course of business consistent with past practice;

                  (k) Except as disclosed in ITEM 3.6(K) of the Disclosure Schedules, neither CEM nor any of its subsidiaries shall acquire or agree to acquire any assets, other than in the ordinary course of business consistent with past practice or make or agree to make any capital expenditures except capital expenditures contemplated by the current capital expenditure budget;

                  (l) Neither CEM nor any of its subsidiaries shall (x) pay, discharge or satisfy any material claims (including claims of shareholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof, including without limitation all liabilities disclosed in ITEM 3.6(D) of the Disclosure Schedules or (ii) claims settled or compromised to the extent permitted by SECTION 3.6(O), or (y) waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practice or except where such actions would not, individually or in the aggregate, have a Material Adverse Effect;

                  (m) Neither CEM nor any of its subsidiaries shall adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

                  (n) Neither CEM nor any of its subsidiaries shall enter into any collective bargaining agreement;

                  (o) Neither CEM nor any of its subsidiaries shall settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the settlement is limited solely to monetary payment and the release of claims and the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $10,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters shall not exceed $50,000;

                  (p) Neither CEM nor any of its subsidiaries shall engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of CEM's affiliates, including without limitation any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404, other than such transactions of the same general nature, scope and magnitude as are disclosed in documents filed by CEM with the SEC as described in SECTION 4.6;

                  (q) Neither CEM nor any of its subsidiaries shall adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, officer or director, or former employee, officer or director, or, other than increases for individuals and arrangements for new employees (other than, in each case, officers and directors) in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of or loan or advance money or other property to any employee, officer or director, or former employee, officer or director, or pay any benefit not required by any existing plan, arrangement or agreement;

                  (r) Neither CEM nor any of its subsidiaries shall grant to employees any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof;

                  (s) Neither CEM nor any of its subsidiaries shall effectuate a "plant closing" or "mass layoff", as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), affecting in whole or in part any site of employment, facility, operating unit or employee of CEM or any subsidiary, without notifying Acquiror or its affiliates in advance and without complying with the notice requirements and other provisions of WARN; and

                  (t) Neither CEM nor any of its subsidiaries shall authorize any, or commit or agree to do any of the things described in clauses
         (a) through (s) or anything that would make any representation or warranty of CEM in this Agreement untrue or incorrect in any material respect as of the date hereof or as of the Effective Time, as if made on such date, except to the extent such representations and warranties expressly relate to a specific date (in which case such representations and warranties shall be true and correct as of such date).

         3.7 Notification of Certain Matters. Each of the parties hereto shall, promptly upon obtaining knowledge of any of the following occurring subsequent to the date of this Agreement and prior to the Effective Time, notify all other parties to this Agreement of: (a) any material claims, actions, proceedings, tax audits or investigations commenced or, to its knowledge, threatened in writing, involving or affecting such party or any of its subsidiaries or any of their properties or assets, that if adversely resolved could have a Material Adverse Effect on such party or could prevent, hinder or materially delay the ability of such party to consummate the Merger or the transactions contemplated by this Agreement, (b) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries, under any agreement, lease, indenture or instrument to which such party or any of its subsidiaries is a party or is subject where such a default could have a Material Adverse Effect on such party, or (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement. As used in this

SECTION 3.7, with respect to CEM, the term "Material Adverse Effect" shall have the meaning given to it in SECTION 4.1 and, with respect to Acquiror or Collins, the term "Material Adverse Effect" shall mean any effect that is materially adverse to the business, assets, prospects, operations, properties, financial condition or results of operations of Acquiror and its subsidiaries taken as a whole.

         3.8 Access to CEM's Books and Records. Upon reasonable notice, CEM shall afford Acquiror and its representatives and representatives of all prospective sources of Financing reasonable access during normal business hours to the properties, books, records and personnel of CEM and its subsidiaries and such additional information concerning the business and properties of CEM and its subsidiaries as Acquiror and its representatives may reasonably request.

         3.9 Acquisition Proposals. Any offer or proposal by any Person or group concerning any tender or exchange offer, proposal for a merger, share exchange, recapitalization, consolidation or other business combination involving CEM or any of its subsidiaries or divisions, or any proposal or offer to acquire in any manner, directly or indirectly, a significant equity interest in, or a substantial portion of the assets of, CEM or any of its subsidiaries, other than pursuant to the transactions contemplated by this Agreement, is hereby defined as an "Acquisition Proposal". CEM shall not, nor shall it permit any of its officers, directors, affiliates, representatives or agents to, directly or indirectly, (a) take any action to solicit, initiate or encourage any Acquisition Proposal, or (b) participate in any discussions or negotiations with or encourage any effort or attempt by any other Person or take any other action to facilitate an Acquisition Proposal. From and after the date hereof, CEM, its subsidiaries and all officers, directors, employees of, and all investment bankers, attorneys and other advisors and representatives of, CEM and its subsidiaries shall cease doing any of the foregoing. Notwithstanding the foregoing, CEM or any such Persons may, directly or indirectly, subject to a confidentiality agreement containing customary terms, furnish to any party information and access in response to a request for information or access made incident to an Acquisition Proposal made after the date hereof and may participate in discussions and negotiate with such party concerning any written Acquisition Proposal made after the date hereof (provided that neither CEM nor any such Person, after the date hereof, solicited, initiated or encouraged such Acquisition Proposal), if the Committee shall have determined in good faith based upon the reasonably concluded advice of outside counsel that failing to take such action would violate CEM's board of directors' fiduciary duties under applicable law. During the term of this Agreement, the board of directors of CEM shall notify Acquiror immediately if any Acquisition Proposal is made and shall in such notice indicate in reasonable detail the identity of the offeror and the terms and conditions of such Acquisition Proposal and shall keep Acquiror promptly advised of all material developments that could culminate in the board of directors withdrawing, modifying or amending its recommendation of the Merger and the other transactions contemplated by this Agreement. During the term of this Agreement, CEM shall not waive or modify any provisions contained in any confidentiality agreement entered into relating to a possible acquisition (whether by merger, stock purchase, asset purchase or otherwise) or recapitalization of CEM unless the Committee shall have determined in good faith based on reasonably concluded advice of outside counsel that failing to take such action would violate CEM's board of directors' fiduciary duties under applicable law.

         3.10 Director and Officer Protection. CEM shall indemnify, defend and hold harmless, and from and after the Effective Time the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors, officers, fiduciaries, employees and agents of CEM and its subsidiaries (each an "Indemnified Party") against all costs and expenses (including reasonable attorney's fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts relating to or in connection with any threatened or actual claim, action, suit or proceeding or investigation (whether asserted before or after the Effective Time) based in whole or in part on facts arising out of the Indemnified Party being a director, officer, fiduciary, employee or agent of CEM at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under applicable law, whether or not CEM or the Surviving Corporation is insured against any such matter. In the event of any such threatened or actual claim, action, suit, proceeding or investigation, (A) CEM and (after the Effective Time) the Surviving Corporation shall pay any expenses in advance of the final disposition of such matter to each Indemnified Party as such expenses are incurred to the fullest extent permitted under applicable law, provided CEM or the Surviving Party, as the case may be, receives from the Indemnified Party to whom expenses are advanced an undertaking to repay such advances as required under applicable law , (B) the Indemnified Parties may retain one counsel satisfactory to them and reasonably satisfactory to CEM or the Surviving Corporation (provided, however, that if it is inappropriate due to actual or potential differing interests between such Indemnified Parties, each group of Indemnified Parties may retain their own separate counsel), and CEM and the Surviving Corporation shall pay all fees and expenses of such counsel within 30 days after statements therefor are received and (C) CEM and the Surviving Corporation shall use their respective reasonable best efforts to assist in the vigorous defense of any such matter. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed to by the Surviving Corporation and the Indemnified Party. The Surviving Corporation shall maintain in effect for a period of six years after the Effective Time directors' and officers' liability insurance with respect to matters occurring prior to the Effective Time, which insurance shall contain terms and conditions no less advantageous than are contained in CEM's current directors' and officers' liability insurance policy; provided, the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of one and one-half times the current annual premium. This SECTION 3.10 is intended for the irrevocable benefit of and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Collins, Acquiror, CEM and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this SECTION 3.10. In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, the Surviving Corporation shall take such actions so that there is a reasonable expectation that successors and assigns of the Surviving Corporation shall assume the obligations of the Surviving Corporation set forth in this SECTION 3.10.

         3.11 Actions of Collins Pending the Closing. Collins covenants and agrees that, prior to the Effective Time, he will not do or fail to do or cause any Person to do or fail to do any act that will cause CEM to breach any of its representations and warranties set forth in Article IV hereof or fail to fulfill any of its covenants and agreements hereunder; provided that any action or failure to act by CEM shall not be attributed to or deemed to be caused by Collins solely by reason of his service as a director, officer or employee thereof.

                                  ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF CEM

         CEM represents and warrants to Acquiror and Collins as follows:

         4.1 Organization and Good Standing. Each of CEM and its subsidiaries is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation with all requisite power and authority (corporate and other) to own, lease and operate its properties and conduct its business and is duly qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on CEM and its subsidiaries, taken as a whole. CEM has heretofore delivered to Acquiror accurate and complete copies of its and its subsidiaries' certificates or articles of incorporation and bylaws, as currently in effect. For the purposes of this Agreement "Material Adverse Change" or "Material Adverse Effect" means any change or effect that is materially adverse to the business, assets, prospects, operations, properties, financial condition or results of operations of CEM and its subsidiaries taken as a whole.

         4.2 Authorization; Binding Agreement. CEM has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by CEM's board of directors and, except for the approval of this Agreement and the Merger by the shareholders of CEM in accordance with the North Carolina Act and the articles of incorporation and bylaws of CEM, no other corporate proceedings on the part of CEM are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CEM, and subject to the requisite approval of the shareholders of CEM, constitutes the legal, valid and binding agreement of CEM, enforceable against CEM in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (b) general principles of equity (whether considered in an action in equity or at law) which provide, among other things, that the remedies of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

         4.3 Capitalization. The authorized capital stock of CEM consists of 10,000,000 shares of CEM Common Stock and 1,000,000 shares of preferred stock, $5.00 par value per share (the "Preferred Stock"). As of the close of business on the business day immediately preceding the date hereof, 3,043,443 shares of CEM Common Stock were outstanding and no shares of Preferred Stock were outstanding. As of the date hereof, 432,179 shares of CEM Common Stock were reserved for issuance upon exercise of outstanding Stock Options. All of the outstanding shares of capital stock of CEM and the subsidiaries of CEM have been duly authorized and validly issued and are fully paid and nonassessable. All issued and outstanding shares of capital stock of the subsidiaries of CEM are owned by CEM or a subsidiary of CEM free and clear of all liens, charges, encumbrances, claims and options of any nature. Except for the Stock Options, neither CEM nor any subsidiary of CEM has or as of the Effective Time will have granted any outstanding security, call, option, warrant, subscription or other right, or entered into any agreement or commitment that either (a) obligates CEM or any of its subsidiaries to issue, sell or transfer or cause to be issued, delivered or sold any shares of the capital stock of CEM or any subsidiary of CEM, or (b) restricts the transfer of, or otherwise encumbers, shares of CEM Common Stock.

         4.4 Financial Statements. All consolidated financial statements of CEM and its subsidiaries (including the notes to such financial statements) included in CEM's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 (the "Year-End Financial Statements") or in CEM's Quarterly Report on Form 10-Q for the period ending September 30, 1999 (the "Interim Financial Statements"), in each case filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (a) are in accordance with the books and records of CEM and its subsidiaries in all material respects, (b) present fairly in all material respects the consolidated financial position, results of operations, changes in shareholders' equity and cash flow of CEM and its subsidiaries as of the respective dates and for the respective periods indicated and (c) have been prepared in conformity with generally accepted accounting principles applied in all material respects on a consistent basis through all the periods involved, subject in the case of the Interim Financial Statements to normal year-end adjustments and the absence of certain notes thereto. CEM has no liabilities that are required by generally accepted accounting principles to be disclosed on a balance sheet other than (i) those disclosed in the Interim Financial Statements, (ii) those arising in the ordinary course of business since September 30, 1999 or as disclosed in ITEMS 3.6(C) and (D) of the Disclosure Schedules, and (iii) liabilities that would not, individually or in the aggregate, have a Material Adverse Effect.

         4.5 Absence of Certain Changes or Events. Since June 30, 1999, (a) there has not been any Material Adverse Change, (b) there has not been any damage, destruction or loss, whether covered by insurance or not, having or that, individually or in the aggregate, could have a Material Adverse Effect,
(c) there has not been any condition, event or occurrence that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect or is reasonably likely to give rise to a Material Adverse Change, (d) CEM and its subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practices, (e) CEM has not changed its accounting principles or methods in any material respect except insofar as may be required by a change in generally accepted accounting principles, (f) there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of CEM or any of its subsidiaries, other than dividends paid by wholly owned subsidiaries, and (g) CEM and its subsidiaries have not (i) increased the compensation or fringe benefits of any present or former director, officer or employee of CEM or its subsidiaries (except for increases in salary or wages in the ordinary course of business consistent with past practice), (ii) granted any severance or termination pay to any present or former director or officer of CEM or its subsidiaries or, other than in the ordinary course of business, to any other employee of CEM or its subsidiaries; (iii) loaned or advanced money or other property by CEM or its subsidiaries to any of their present or former directors, officers or employees, or (iv) established, adopted, entered into, amended or terminated any Company Benefit Plan (as defined in SECTION 4.14).

         4.6 SEC Reports and Other Documents. Since June 30, 1996, CEM has filed all reports required to be filed by it with the SEC and all such reports complied as to form in all material respects with applicable requirements of law. Each report required to be filed by CEM with the SEC since June 30, 1996 did not on the date of filing of such reports and, except to the extent revised or superseded by a subsequent filing with the SEC prior to the date hereof does not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         4.7 Governmental and Other Consents and Approvals. No consent, waiver, approval, license or authorization of or designation, declaration or filing with any governmental agency or authority or other public Persons in the United States is required in connection with the execution or delivery by CEM of this Agreement or the consummation by CEM of the transactions contemplated hereby, other than (a) the approval of this Agreement and the Merger by the shareholders of CEM, (b) filing in the State of North Carolina articles of merger in accordance with the North Carolina Act, (c) filings required under the Exchange Act, and (d) such other consents, waivers, approvals, licenses or authorizations, the failure of which to be obtained will not have a Material Adverse Effect or will not, individually or in the aggregate, materially and adversely affect the ability of CEM to consummate the transactions contemplated hereby.

         4.8 No Violation. Except as set forth in ITEM 4.8 of the Disclosure Schedules, the execution and delivery of this Agreement, the filing by CEM of articles of merger in connection with the Merger in the State of North Carolina in accordance with the North Carolina Act, the consummation by CEM of the transactions contemplated hereby, or compliance by CEM with any of the provisions hereof, will not:

                  (a) violate any provision of the articles of incorporation or bylaws of CEM or any comparable charter or organizational documents of its subsidiaries;

                  (b) cause CEM or any of its subsidiaries to violate in any material respect (i) any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to CEM or any of its subsidiaries or any of their respective properties, or (ii) the award of any arbitrator or panel of arbitrators that in either case, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect;

                  (c) cause the acceleration of the maturity of any debt or obligation of CEM and its subsidiaries that individually or in the aggregate would be reasonably likely to have a Material Adverse Effect; or

                  (d) with or without notice or lapse of time, or both, violate, or be in conflict with, or constitute a default under, or permit the termination of, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a benefit under, or, except as expressly contemplated by this Agreement, require the consent of any Person under, or result in the creation of any lien upon any property of CEM or any of its subsidiaries under, any agreement, indenture, lease, instrument, permit, concession, franchise, or license applicable to CEM or any of its subsidiaries or to which CEM or any of its subsidiaries is a party or by which CEM or any of its subsidiaries (or their respective properties) may be bound that individually or in the aggregate would be reasonably likely to have a Material Adverse Effect.

         4.9 Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the knowledge of CEM, threatened against or affecting CEM, any of its subsidiaries or any of their respective properties, assets, business, franchises or governmental approvals before any court or governmental department, commission, board, bureau, agency, instrumentality or arbitrator, that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect or would be reasonably likely to materially and adversely affect the ability of CEM to carry out, or prevent or make unduly burdensome, the Merger or the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against CEM or any of its subsidiaries having, or that in the future would be reasonably likely to have, any such effect.

         4.10 Governmental Approvals; Compliance with Law. CEM and its subsidiaries possess from the appropriate agency, commission, board or governmental authority, whether federal, state or local, all licenses, permits, authorizations, approvals, franchises and rights ("Government Approvals") that are necessary for CEM and its subsidiaries to engage in the business currently conducted by each of them, except in those instances in which failure to possess Government Approvals, individually or in the aggregate, could not have a Material Adverse Effect. Each of CEM and its subsidiaries has been, is and as of the Effective Time will be in compliance with all applicable federal, state and local laws, statutes, ordinances, rules and regulations except where the failure to so comply, individually or in the aggregate, would be reasonably likely to not have a Material Adverse Effect.

         4.11  Brokers and Finders. Except for Brookwood Associates,
Inc. ("Advisor"), which has been engaged, pursuant to an engagement letter dated September 14, 1999, a true and complete copy of which has been delivered to Acquiror, to provide financial advisory services to the Committee of CEM and, as requested by the Committee, to provide advice to the board of directors of CEM with respect to whether the consideration to be received by the holders of CEM Common Stock is fair to them from a financial point of view, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or in connection with any transaction involving CEM based upon arrangements made by or on behalf of CEM.

         4.12 Fairness Opinions and Approval by Committee. On or prior to the date hereof, the Committee unanimously approved the terms of this Agreement and received an opinion from Advisor as of such date, which opinion shall be confirmed in writing substantially to the effect that, from a financial point of view, the consideration to be received by the holders of CEM Common Stock pursuant to the Merger is fair to them (which opinion, to the extent required or requested by the SEC, shall be updated in writing to the date of the Definitive Proxy Statement), a true and complete copy of which written opinion has been or will promptly be delivered to Acquiror following its receipt by the Committee.

         4.13 Taxes. Except as would not be reasonably likely to have a Material Adverse Effect, individually or in the aggregate:

                  (a) All Returns (as defined below) required to be filed by or with respect to CEM and Tax Affiliates (as defined below) have been filed on a timely basis; all such Returns are correct and complete in all material respects; there are no deficiencies for Taxes that have been proposed, asserted or assessed against CEM or Tax Affiliates that remain unpaid; and CEM and its Tax Affiliates have paid or made adequate provision in all material respects in the Year-End Financial Statements (other than reserves for deferred income Taxes established to reflect differences between book basis and Tax basis of assets and liabilities) for the payment of all Taxes, whether or not shown on any Return. As used in this SECTION 4.13, the term "Tax" or "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, franchise, sales, use, withholding, employment, property alternative or add-on minimum, environmental (including Taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the "Code")) or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof; and the term "Tax Affiliate" means any subsidiaries of CEM and any individual or entity for whose Taxes CEM or any of its subsidiaries is or could be held liable, whether by reason of being a member of an affiliated, consolidated, combined, unitary, or other similar group for Tax purposes, by reason of being a successor, member or general partner, by agreement, or otherwise (but only with respect to the Taxes and taxable periods(s) or portions thereof with respect to which CEM or such subsidiaries is or could be held liable for such Taxes).

                  (b) ITEM 4.13 of the Disclosure Schedules lists all Returns in respect of federal or North Carolina income taxes that have been audited, and indicates such Returns that are currently the subject of audit; neither CEM nor any Tax Affiliate has granted any extension or waiver of the statute of limitations period on the assessment of any material Taxes, which period (after giving effect to such extension or waiver) has not expired; neither CEM nor any Tax Affiliate has granted a power of attorney with respect to any matter relating to any material Tax; and no claim has been made by an authority in a jurisdiction where CEM or any Tax Affiliate does not file Returns that it is or may be subject to Tax in that jurisdiction.

                  (c) CEM and each Tax Affiliate has withheld and or will withhold and pay all Taxes required to have been paid in connection with amounts paid or owing to any employee, independent contractor, shareholder, partner, or other third party at or prior to the Effective Time.

                  (d) Neither CEM nor any Tax Affiliate is a party to any Tax allocation, sharing, or similar agreement, or has been a member of an affiliated group filing a consolidated federal income tax Return (other than a group the common parent of which is CEM).

                  (e) Neither CEM nor any Tax Affiliate has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G or would constitute compensation in excess of the limitation set forth in
         Section 162(m) of the Code.

                  (f) No consent under Section 341(f) of the Code has been filed with respect to CEM or any Tax Affiliates.

                  (g) Neither CEM nor any Tax Affiliate has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in
         Section 897(c)(1)(A)(ii) of the Code.

                  (h) No material claim for unpaid Taxes has become a lien or encumbrance of any kind against the property of CEM or any Tax Affiliates.

         4.14  Employee Benefits.

                  (a) A list of all employee benefit plans, programs, arrangements, funds, policies, practices, or contracts and samples of representative employment agreements with respect to which, through which, or under which the CEM or any of CEM's subsidiaries has any liability to provide benefits or compensation to or on behalf of employees, former employees, or independent contractors of CEM or any of CEM's subsidiaries, whether formal or informal, whether or not written, including but not limited to any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any multiemployer plan (as defined in Section 3(37) and Section 4001(a)(3) of ERISA), stock purchase, stock option, severance, employment, change in control, fringe benefit, collective bargaining, bonus, incentive, and deferred compensation arrangement (collectively, the "Company Benefit Plans"), have been disclosed in writing to Acquiror. CEM has made available to Acquiror a true and complete copy of the following documents, if applicable, with respect to each Company Benefit Plan: (i) all documents setting forth the terms of the Company Benefit Plan, or if there are no such documents evidencing the Company Benefit Plan, a full description of the Company Benefit Plan, (ii) the ERISA summary plan description and any other written summary of plan provisions provided to participants or beneficiaries for each such Company Benefit Plan, (iii) the annual report (Form 5500 series), required under ERISA or the Code, filed for the most recent plan year and most recent financial statements or periodic accounting of related plan assets with respect to each Company Benefit Plan, and (iv) the most recent favorable determination letter, opinion, or ruling from the Internal Revenue Service for each Company Benefit Plan, the assets of which are held in trust, to the effect that such trust is exempt from federal income tax.

                  (b) Except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect: each Company Benefit Plan has at all times been maintained, by its terms and in operation, in accordance with the Code, ERISA, and other applicable laws; each Company Benefit Plan that is intended to be qualified under
         Section 401(a) of the Code, and related trust that is intended to be tax-exempt under Section 501(a) of the Code, has received a favorable determination letter from the Internal Revenue Service to the effect that such plan is qualified under the Code and such trust is tax-exempt, and any such determination letter remains in effect and has not been revoked; all contributions required to be made prior Closing under the terms of each Company Benefit Plan, the Code, ERISA, or other applicable law have been or will be timely made, and adequate reserves have been provided for by CEM with respect to all accrued benefits attributable to service on or prior to the Closing; and other than the acceleration of the vesting of stock options granted under the Company's 1993 Management Equity Plan, no Company Benefit Plan provides for an increase in benefits on or after the Closing.

                  (c) Except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect: each Company Benefit Plan may be amended or terminated at any time without any obligation or liability other than for benefits accrued prior to such amendment or termination, or as required to be vested pursuant to applicable law as a result of such amendment or termination; there are no actions, audits, suits, or claims that are pending or, to the knowledge of CEM, threatened against any Company Benefit Plan, except claims for benefits made in the ordinary course of the operation of such plans; neither CEM nor any of its subsidiaries is subject to any material liability, tax, or penalty whatsoever to any Person whomsoever as a result of CEM or any of its subsidiaries engaging in a prohibited transaction under ERISA or the Code; and no event has occurred and no condition exists that would subject CEM (either directly or by reason of its affiliation with any trade or business (whether or not incorporated) that together with the Company is treated as a single employer under Section 414(b), (c), (m), or (o) of the Code ("Company ERISA Affiliate")) to any material liability, tax, or penalty imposed by ERISA, the Code, or other applicable law.

                  (d) Neither CEM nor any Company ERISA Affiliate maintains, nor has at any time established or maintained, nor has at any time been obligated to make, or made, contributions to or under any plan subject to Title IV of ERISA.

         4.15 Environmental Matters. Except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect:

                  (a)(i) CEM and its subsidiaries, taken as a whole, hold and are in compliance with all Environmental Permits, and CEM and its subsidiaries are otherwise in compliance with all applicable Environmental Laws, (ii) there are no instances of such noncompliance in the past that remain unresolved and (iii) there are no circumstances that are reasonably expected to prevent or interfere with such compliance in the future;

                  (b) None of CEM or its subsidiaries has received any Environmental Claim, and none of CEM or its subsidiaries is aware after reasonably inquiry of any threatened

         Environmental Claim or of any circumstances, conditions or events that could reasonably be expected to give rise to an Environmental Claim;

                  (c) None of CEM or its subsidiaries has entered into or agreed to any consent decree, order or agreement under any Environmental Law, and none of CEM or its subsidiaries is subject to any judgment, decree or order relating to compliance with any Law or to investigation, cleanup, remediation or removal of any Hazardous Material;

                  (d) There are no underground storage tanks, surface impoundments, landfills or disposal areas present at any facility currently or formerly owned, leased, operated or otherwise used by CEM or any of its subsidiaries in violation of any applicable Environmental Law or that is reasonably expected to lead to any Environmental Claim or liability to CEM or any of its subsidiaries; and

                  (e) There are no past (including, without limitation, with respect to assets or businesses formerly owned, leased or operated by CEM or any of its subsidiaries) or present actions, activities, events, conditions or circumstances, with respect to or against CEM or its subsidiaries, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage, transport or disposal of Hazardous Materials, that violates any Environmental Laws, constitutes a breach of CEM's obligations under any contract or agreement, or is reasonably expected to give rise to any Environmental Claim.

For purposes of this Agreement, the following terms shall have the following meanings:

         "Environmental Claim" means any written notice, claim, demand, action, suit, complaint or proceeding by any Person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, storage, transport, discharge, emission, release or threatened release of any Hazardous Materials at, in, under, about, to or from any location, whether owned, leased or operated by CEM or any of its subsidiaries, used by any such parties as a disposal site or facility or otherwise, or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (iii) otherwise relating to obligations or liabilities under any Environmental Laws.

         "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, and the Safe Drinking Water Act, all as amended, and similar state laws.

         "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required for CEM and the operations of CEM and its subsidiaries' facilities and otherwise to conduct its business under Environmental Laws.

         "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, polychlorinate biphenyls, pollutants, contaminants and all other materials and substances regulated pursuant to, or that form the basis of liability under, any Environmental Law.

         4.16 Board Recommendation. The board of directors of CEM, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted 100% of the directors then in office other than Collins who recused himself from such vote because of his interest in Acquiror and in the transactions contemplated by this Agreement) (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the shareholders of CEM and (ii) resolved to recommend that the holders of the shares of CEM Common Stock approve this Agreement and the transactions contemplated herein, including the Merger.

         4.17 Required Company Vote. The affirmative vote of at least 66 2/3% of the outstanding shares of CEM Common Stock is the only vote of the holders of any class or series of CEM's securities necessary to approve this Agreement and the Merger under the North Carolina Act or CEM's articles of incorporation.

         4.18 State Takeover Statutes. No state takeover statute or similar statute or regulation of the State of North Carolina applies or purports to apply to this Agreement, the Merger, or any of the other transactions contemplated hereby. No provision of the articles of incorporation, bylaws or other governing instruments of CEM or any of its subsidiaries would, directly or indirectly, restrict or impair the ability of Acquiror or its affiliates to vote, or otherwise to exercise the rights of a shareholder with respect to, securities of CEM and its subsidiaries that may be acquired or controlled by Acquiror or its affiliates or permit any shareholder to acquire securities of CEM on a basis not available to Acquiror in the event that Acquiror were to acquire securities of CEM, and neither CEM nor any of its subsidiaries has any rights plan, preferred stock or similar arrangement that have any of the aforementioned consequences. The board of directors of CEM has duly and validly approved and taken all corporate action required to be taken by the board of directors for the consummation of the transactions contemplated by this Agreement.

         4.19 Material Contract Defaults. Neither CEM nor any of its subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any respect under any material contract, agreement, commitment, arrangement, lease, policy or other instrument to which it or any of its subsidiaries is a party or by which it or any such subsidiary is bound, except for those defaults that, individually or in the aggregate, could not have a Material Adverse Effect; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

         4.20 Information in Proxy Statement. The Definitive Proxy Statement (including any amendment thereof or supplement thereto), at the date mailed to CEM shareholders and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, provided, however, that no representation is made by CEM with respect to statements made therein based on information supplied by Acquiror or Collins for inclusion in the Definitive Proxy Statement. The Definitive Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

         4.21  Properties.

                  (a) CEM and its subsidiaries hold good and valid leasehold title to leased real property they occupy, free of all liens except for liens that, individually or in the aggregate, would be reasonably likely to not have a Material Adverse Effect or liens securing indebtedness described on ITEM 3.6(D) of the Disclosure Schedules or reflected in the Interim Financial Statements of CEM. Except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect: all real property leases are in full force and effect and grant in all respects the leasehold estates or rights of occupancy or use they purport to grant; there are no existing defaults (either on the part of CEM or any of its subsidiaries or any other party thereto) under any real property lease and no event has occurred that, with notice or the lapse of time, or both, would constitute a default (either on the part of CEM or any of its subsidiaries or any other party thereto) under any of the real property leases; and the consummation of the Merger will not result in the occurrence of a default under any of the real property leases (whether pursuant to a "change in control" provision in the real property leases or otherwise).

                  (b) Except with respect to liens securing indebtedness described on ITEM 3.6(D) of the Disclosure Schedules or reflected in the Interim Financial Statements of CEM, each of CEM and its subsidiaries have good and sufficient, valid and marketable title to all other real property used by it in its business, free and clear of all liens and other encumbrances that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.

                                   ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND COLLINS

         Acquiror hereby represents and warrants to CEM, and Collins (except with respect to SECTION 5.10 hereof) hereby represents and warrants to CEM, as follows:

         5.1 Organization and Good Standing. Acquiror is a duly organized and validly existing corporation in good standing under the laws of the state of North Carolina. Acquiror has heretofore delivered to CEM accurate and complete copies of its articles of incorporation and bylaws as currently in effect. Acquiror has no subsidiary or owns or holds any capital stock, security or investment in any other Person other than shares of CEM Common Stock and bank accounts, certificates of deposit, money market or similar short-term investments.

         5.2 Authorization; Binding Agreement. Acquiror has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly and validly authorized by its respective board of directors, and this Agreement has been adopted by the shareholders of Acquiror in accordance with the North Carolina Act and its articles of incorporation and bylaws. No other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement, the Merger and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Acquiror and Collins and constitutes a legal, valid and binding agreement of each of Acquiror and Collins, enforceable against Acquiror and Collins in accordance with its terms except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to or limiting creditors, rights generally, and (b) general principles of equity (whether considered in an action in equity or at law), which provide, among other things, that the remedies of specific performance and injunctive and other forms of equitable relief are subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

         5.3 No Violation. Neither the execution and delivery of this Agreement, the filing of the Articles of Merger nor the consummation by Acquiror and Collins of the transactions contemplated hereby, nor compliance by Acquiror and Collins with any of the provisions hereof, will:

                  (a) violate any provision of the articles of incorporation or bylaws of Acquiror;

                  (b) cause Acquiror to violate in any material respect any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority applicable to Acquiror or any of its properties or the award of any arbitrator or panel of arbitrators;

                  (c) cause the acceleration of the maturity of any debt or obligation of Acquiror; or

                  (d) with or without notice or lapse of time, or both, violate, or be in conflict with, or constitute a default under, or permit the termination of, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a benefit under, or except as expressly contemplated by this Agreement, require the consent of any Person under, or result in the creation of any lien upon any property of Acquiror under, any agreement, indenture, lease, instrument, permit, concession, franchise, or license applicable to Acquiror or to which Acquiror is a party or by which Acquiror (or its properties) may be bound, that in the aggregate could have a material adverse effect on Acquiror.

         5.4 Governmental and Other Consents and Approvals. No consent, waiver, approval, license or authorization of or designation, declaration or filing with any governmental agency or authority or other public Persons in the United States is required in connection with the execution or delivery by Acquiror of this Agreement or the consummation by Acquiror of the Merger or the transactions contemplated hereby, other than (a) filings in the State of North Carolina in accordance with the North Carolina Act, (b) filings required under the Exchange Act and (c) such other consents, waivers, approvals, licenses or authorizations, the failure of which to be obtained will not have a material adverse effect on Acquiror or on the ability of Acquiror to consummate the transactions contemplated hereby.

         5.5 Proxy and Schedule 13E-3 Information. The information furnished to CEM by Acquiror and/or Collins specifically for inclusion in the Definitive Proxy Statement and the Schedule 13E-3, or any amendment or supplement thereto, or specifically for inclusion in any other documents filed with the SEC by CEM in connection with the Merger, shall, with respect to the Definitive Proxy Statement at the time the Definitive Proxy Statement is mailed and at the time of the Special Meeting, and, with respect to the Schedule 13E-3 and such other documents, at the time of filing with the SEC and at the time of such Special Meeting, not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         5.6   Financing.

                  (a) Collins, on behalf of Acquiror, has accepted a commitment for financing necessary or appropriate to consummate the Merger in an amount up to $21,000,000 in debt financing and an additional $400,000 in equity financing (the "Financing"). Such amount, plus cash of CEM at the Closing and additional funds to be contributed by Collins through Acquiror, is sufficient to fund the consummation of the transactions contemplated hereby, including, without limitation, (i) to fund the payment of the Cash Merger Consideration plus the expenses related to the Merger and obtaining the Financing, (ii) refinance CEM's outstanding indebtedness and (iii) provide for the working capital needs of the Surviving Corporation. Neither Collins nor Acquiror has any reason to believe that any condition to the Financing cannot or will not be waived or satisfied prior to the Effective Date. True and correct copies of the letters or other documents evidencing such commitment (the "Financing Letters") have been delivered to the Committee.

                  (b) Collins has sufficient personal financial resources to make capital contributions to Acquiror necessary to permit, with the cash of CEM at the Closing and the proceeds of the Financing, Acquiror to fund the consummation of the transactions contemplated hereby, including, without limitation, (i) to fund the payment of the Cash Merger Consideration plus the expenses related to the Merger and obtaining the Financing, (ii) refinance CEM's outstanding indebtedness and (iii) provide for the working capital needs of the Surviving Corporation.

         5.7 Brokers and Finders. Except for Wachovia Securities, Inc., the fees and expenses of which shall be paid by Acquiror, neither Acquiror nor Collins has engaged any broker, finder or investment banker which engagement would require the payment of any brokerage, finder's or other fees by CEM in connection with the transaction contemplated hereby.

         5.8 No Prior Activities. Acquiror has not incurred, and will not as of the Effective Time have incurred, directly or through any subsidiary, any liabilities or obligations, except those incurred in connection with its organization or with the negotiation of this Agreement and the Financing. Except in connection with this Agreement and the Merger (including without limitation the Financing Letters), Acquiror has not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person or become subject to or bound by any obligation or undertaking.

         5.9 Litigation. There is no legal action, suit, arbitration or other legal, administrative or other governmental investigation, inquiry or proceeding (whether federal, state, local or foreign) pending or, to the knowledge of Acquiror or Collins, threatened against or affecting Acquiror, Collins or any of their respective properties, assets, business, franchises or governmental approvals before any court or governmental department, commission, board, bureau, agency, instrumentality or arbitrator, that, individually or in the aggregate, would be reasonably likely to have a material adverse effect on the business, assets, prospects, operations, properties, financial condition or results of operations of Acquiror or could materially and adversely affect the ability of Acquiror or Collins to carry out, or prevent or make unduly burdensome, the Merger or the transactions contemplated by this Agreement.

         5.10 Surviving Corporation Not Rendered Insolvent. Assuming that CEM complies with its covenants and agreements hereunder and there is no Material Adverse Change affecting CEM after the date hereof and prior to the Effective Time, immediately after the Effective Time, after giving effect to the Merger, the Financing, and any other transactions contemplated by this Agreement to occur at or before the Effective Time, the Surviving Corporation will not (i) be insolvent or (ii) have unreasonably small capital with which to engage in its business.

         5.11 No Conflicting Knowledge. Collins has reviewed the representations and warranties of CEM set forth in Article IV hereof and to his actual knowledge (a) such representations and warranties (to the extent supplemented or modified by definitive Disclosure Schedules) are true and correct in all material respects and (b) such representations and warranties that are by their terms qualified as to materiality by the term "Material Adverse Effect" or similar terms are true and correct.

                                  ARTICLE VI

                                   CONDITIONS

         6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions unless waived in accordance with 7.4:

                  (a) This Agreement and the Merger shall have been approved at or prior to the Effective Time by the holders of 66 2/3% of the outstanding shares of CEM Common Stock entitled to vote thereon; and

                  (b) No action, suit or proceeding shall be pending before any court or governmental body in which an unfavorable judgment or decree could prevent or substantially delay the consummation of the Merger, cause the Merger to be rescinded or, with respect to any litigation in connection with the Merger, result in an award of damages that could have a Material Adverse Effect; and

                  (c) CEM, Acquiror and Collins shall have been furnished with evidence satisfactory to them of the timely consent or approval of, or notice to, each governmental authority or other Person whose consent or approval, or to whom notice, is required in connection with the execution or delivery by CEM, Acquiror or Collins of this

         Agreement or consummation of the transactions contemplated hereby or the absence of which would result in a Material Adverse Effect or would materially and adversely affect the ability of CEM, Acquiror or Collins to consummate the transactions contemplated hereby, other than any such consent, approval, notice required solely as a result of an amendment to the Agreement required by Acquiror pursuant to SECTION
         1.1 hereof.

         6.2 Conditions to Obligation of CEM to Effect the Merger. The obligations of CEM to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived by CEM:

                  (a) The representations and warranties of Acquiror and Collins set forth in ARTICLE V hereof shall be true and correct in all material respects (except that any such representation and warranty that is qualified as to materiality by reference to "Material Adverse Effect" or any similar term shall be true and correct) as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time, and CEM shall have received a certificate from Acquiror signed by its President or Chief Executive Officer and from Collins to that effect, provided that such signatory for Acquiror shall not have any personal liability in connection therewith;

                  (b) Acquiror and Collins shall have performed in all material respects all of its or his respective obligations required to be performed under this Agreement prior to the Effective Time, and CEM shall have received a certificate from Acquiror signed by its President or Chief Executive Officer and from Collins to that effect, provided that such signatory for Acquiror shall not have any personal liability in connection therewith.

         6.3 Conditions to Obligations of Acquiror to Effect the Merger. The obligations of Acquiror and Collins to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived by Acquiror and Collins:

                  (a) The representations and warranties of CEM set forth in
         ARTICLE IV hereof shall be true and correct in all material respects (except that any such representation and warranty that is qualified as to materiality by reference to "Material Adverse Effect" or any similar term shall be true and correct) as of the date of this Agreement and as of the Effective Time as though all of such representations were made on and as of the Effective Time by CEM, and Acquiror shall have received a certificate of CEM signed by the Chief Financial Officer or a Vice President of CEM to that effect, provided that such signatory or signatories shall not have any personal liability in connection therewith, and provided, further, that notwithstanding the foregoing Acquiror will remain obligated to effect the Merger despite such breach by CEM to the extent that the circumstances that resulted in such breach also resulted in a breach by Collins of his representations and warranties set forth in SECTION
         5.11 hereof or his covenant set forth in SECTION 3.11 hereof; and

                  (b) CEM shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Time and Acquiror shall have received a certificate of CEM signed by the Chief Financial Officer or a Vice President of CEM to that effect, provided that such signatory or signatories shall not have any personal liability in connection therewith, and provided, further, that notwithstanding the foregoing Acquiror will remain obligated to effect the Merger despite such breach by CEM to the extent that the circumstances that resulted in such breach also resulted in a breach by Collins of his representations and warranties set forth in SECTION 5.11 hereof or his covenant set forth in SECTION 3.11 hereof.

                                  ARTICLE VII

                 TERMINATION; NON-SURVIVAL OF REPRESENTATIONS,

                 WARRANTIES AND COVENANTS; WAIVER AND AMENDMENT

         7.1 Termination. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by:

                  (a) mutual written consent of the boards of directors of CEM and Acquiror;

                  (b) Acquiror, by written notice to CEM at any time prior to the Effective Time, (i) in the event CEM has breached any representation, warranty, or covenant contained in this Agreement in any material respect, Acquiror has notified CEM of the breach and such breach cannot be or has not been cured within 15 days after the giving of such notice, or (ii) if the Closing shall not have occurred on or before May 31, 2000 and any condition precedent in SECTION 6.1 or 6.3 hereof shall not have been met or fulfilled (unless the failure results primarily from Acquiror breaching any representation, warranty, or covenant contained in this Agreement);

                  (c) CEM, by written notice to Acquiror and Collins at any time prior to the Effective Time, (i) in the event Acquiror or Collins has breached any representation, warranty, or covenant contained in this Agreement in any material respect, CEM has notified Acquiror and Collins of the breach and such breach cannot be or has not been cured within 15 days after the giving of such notice, or (ii) if the Closing shall not have occurred on or before May 31, 2000 and any condition precedent in SECTION 6.1 or 6.2 hereof shall not have been met or fulfilled (unless the failure results primarily from CEM breaching any representation, warranty, or covenant contained in this Agreement);

                  (d) CEM, by written notice to Acquiror, if (i) the board of directors of CEM or the Committee has withdrawn or modified its approval or recommendation of this Agreement or the Merger in accordance with SECTION 3.1; (ii) the board of directors of CEM or the Committee has determined that CEM enter into a definitive agreement with a Person with respect to a transaction the proposal of which qualifies as an Acquisition Proposal; provided that the board of directors of CEM or the Committee, as the case may be, has first determined in good faith based upon the reasonably concluded advice of outside counsel that failing to take such action would violate CEM's board of directors' fiduciary duties under applicable law; or (iii)
         (A) a third party commences a tender offer or exchange offer for 25% or more of the outstanding shares of CEM Common Stock and that tender offer or exchange offer is not solicited, initiated or encouraged after the date hereof by CEM or any of its officers, directors, affiliates, representatives or agents, and (B) the board of directors of CEM has recommended that the shareholders of CEM tender their shares in such tender of exchange offer; provided that the board of directors of CEM or the Committee has first determined in good faith upon the reasonably concluded advice of outside counsel that failing to take such action would violate CEM's board of directors' fiduciary duties under applicable law; and provided further, that termination under this SECTION 7.1(D) shall be of no effect unless and until CEM pays the Fee referred to in SECTION 7.6(A) and deposits $800,000 with a mutually acceptable escrow agent for reimbursement to Acquiror of Expenses (as defined in SECTION 7.6(C));

                  (e) Acquiror, by written notice to CEM, if (i) the board of directors of CEM has withdrawn or modified its approval or recommendation of this Agreement or the Merger; (ii) CEM enters into a definitive agreement with a Person with respect to a transaction the proposal of which qualifies as an Acquisition Proposal; or (iii) (A) a third party commences a tender offer or exchange offer for 25% or more of the outstanding shares of CEM Common Stock and (B) the board of directors of CEM recommends that the shareholders of CEM tender their shares in such tender or exchange offer;

                  (f) CEM or Acquiror, by written notice to the other, if upon a vote at the Special Meeting, any approval of the shareholders of CEM necessary to consummate the Merger and the transactions contemplated hereby shall not have been obtained; or

                  (g) any of the parties, by written notice to the other, if any court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable.

         Any action to be taken to terminate this Agreement under this Section must be taken by, or pursuant to authority granted by, the boards of directors of CEM or Acquiror, as applicable. Any such action by CEM also must be authorized by the Committee.

         7.2 Non-Survival of Representations, Warranties and Covenants. The respective representations and warranties of CEM, Acquiror and Collins contained herein or in any certificate delivered pursuant hereto shall expire with, and be terminated and extinguished upon, consummation of the Merger, and thereafter neither Surviving Corporation, CEM, Acquiror nor any officer, director or principal thereof nor Collins shall be under any liability whatsoever with respect to any such representation or warranty. This SECTION
7.2 shall have no effect upon any other covenant or agreement of the parties hereto, whether to be performed before or after the consummation of the Merger.

         7.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of this Agreement by the shareholders of CEM, no amendment may be made that reduces the amount or changes the form of consideration to be received in the Merger or otherwise changes or effects any change that would adversely affect the holders of CEM Common Stock without the further approval of the shareholders of CEM in accordance with SECTION 6.1(A).

         7.4 Waiver. At any time prior to the Effective Time, whether before or after the Special Meeting, any party hereto, by action taken by its board of directors, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) subject to the proviso contained in SECTION 7.3, waive compliance with any of the agreements of any other party or with any conditions (other than the condition in SECTION 6.1(A)) to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer, and, in the case of CEM, authorized by the Committee.

         7.5 Effect of Termination. In the event of the termination of this Agreement under SECTION 7.1, this Agreement shall thereafter become void and have no effect and no party hereto shall have any liability to any other party hereto or its shareholders or directors or officers in respect thereof, except that (i) the provisions of SECTION 7.6 and ARTICLE VIII shall survive any such termination if such obligations arose at or before the time of such termination and (ii) in the event of a termination pursuant to SECTIONS 7.1 (B) or (C), nothing contained in this SECTION 7.5 shall relieve any party from liability for any breach of this Agreement.

         7.6   Certain Payments.

                  (a) Provided that neither Acquiror nor Collins is in material breach of its or his respective obligations under this Agreement, in the event that:

                           (1) this Agreement is terminated pursuant to SECTION
                  7.1(D) or 7.1(E); or

                           (2) (A) an Acquisition Proposal is commenced, publicly proposed, publicly disclosed or communicated to CEM at any time after the date of this Agreement and such Acquisition Proposal would, if consummated, be superior (as compared to the Merger) to CEM's shareholders from a financial point of view (a "Superior Proposal") , (B) this Agreement is terminated pursuant to SECTION 7.1(B), 7.1(F) or 7.1(G), and (C) CEM, either on or prior to the date that is nine months after such termination of this Agreement, consummates with any Person a transaction the proposal of which would otherwise qualify as a Superior Proposal or enters into a definitive agreement with a Person with respect to a transaction the proposal of which would otherwise qualify as a Superior Proposal;

then in any such event, CEM shall pay Acquiror $1,000,000 (the "Fee") in immediately available funds, plus all Expenses (as defined below) up to $800,000 in the aggregate. Expenses shall be payable to Acquiror in immediately available funds within three business days after receipt by CEM of reasonable documentation therefor.

                           (b) Provided that neither Acquiror nor Collins is in
                  material breach of its obligations under this Agreement, if this Agreement is terminated by Acquiror pursuant to SECTION 7.1(B), then CEM shall promptly reimburse Acquiror for all Expenses.

                           (c) "Expenses" means all out-of-pocket expenses and
                  fees (including without limitation fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel for arranging, committing to provide or providing any Financing (including fees payable to such persons based on whether Acquiror is entitled to receive the Fee) and all fees of counsel, accountants, experts and consultants to Acquiror or its affiliates, and all printing and advertising expenses) actually incurred or accrued by Acquiror or its affiliates or on their behalf in connection with this Agreement or the transactions contemplated hereby (including without limitation the financing thereof) and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Acquiror or its affiliates in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the transactions contemplated hereby and any financing commitments or agreements relating thereto.

                           (d) Except as set forth in this SECTION 7.6, all
                  costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that upon consummation of the Merger, the Surviving Corporation shall reimburse Acquiror and its Affiliates for all Expenses.

                           (e) In the event that CEM shall fail to pay the Fee
                  or any Expenses when due, the term "Expenses" shall be deemed to include the costs and expenses actually incurred or accrued by Acquiror (including without limitation fees and expenses of counsel) in connection with the collection under and enforcement of this SECTION 7.6, together with interest on such unpaid Fee and Expenses, commencing on the date that the Fee or Expenses became due, at a per annum rate equal to the rate of interest publicly announced by Wachovia Bank, National Association, from time to time, as such bank's prime rate plus two percentage points.

                                 ARTICLE VIII

                               GENERAL AGREEMENTS

         8.1 Notice. All notices, requests and other communications to any party shall be in writing and shall be given by hand delivery, telecopy or a nationally recognized overnight courier,

                  (a) If to Acquiror or Collins:

                           MJC Acquisition Corporation
                           c/o Michael J. Collins
                           3100 Smith Farm Road
                           P.O. Box 200
                           Charlotte, North Carolina 28106
                           Facsimile No.: (704) 821-4362
with copies to:

                           Robinson, Bradshaw & Hinson, P.A.
                           101 North Tryon Street, Suite 1900
                           Charlotte, North Carolina 28246
                           Attention:  Stephen M. Lynch
                           Facsimile No.: (704) 373-3955

              (b)      If to CEM or the Special Committee, to:

                           CEM Corporation
                           c/o Special Committee,
                           John L. Chanon
                           Tatum CFO Partners LLP
                           Suite 1590
                           129 West Trade Street
                           Charlotte, North Carolina 28202
                           Facsimile No.: (704) 376-6397

with copies to:

                           Parker, Poe, Adams & Bernstein, LLP
                           201 South College Street, Suite 2500
                           Charlotte, North Carolina 28244
                           Attention:  Roy L. Smart, III
                           Facsimile No.: (704) 334-4706

or to such other address or telecopier number as such party may hereafter specify for the purpose of notice to the other parties. Any such notice, request or other communication shall be deemed to have been given and received on the day on which it is delivered by hand or telecopied (or, if such day is not a business day in North Carolina or if the notice or other communication is not so delivered or telecopied during normal business hours, at the place of receipt, on the next following business day) or on the next following business day if delivered by overnight courier.

         8.2 Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitute the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         8.3 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except to the extent expressly set forth in SECTION 3.10, nothing in this Agreement is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         8.4 Publicity. The written release to the public by any party of any information relating to the Merger shall be approved in advance by the other parties, which approval shall not be unreasonably withheld or delayed.

         8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         8.6 Interpretation. As used herein, "knowledge" (or words to such effect) of CEM shall mean actual knowledge of the officers of CEM after reasonable inquiry.

         8.7 Subsidiaries. When a reference is made in this Agreement to subsidiaries of CEM, the word "subsidiaries", means any corporation at least the majority of whose outstanding voting securities are directly or indirectly owned by CEM

         8.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

         8.9 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of North Carolina, without giving effect to the principles of conflict of laws thereof, except the laws of the state of incorporation of a party shall govern its internal corporate affairs.

         8.10 Costs and Expenses. Except as provided in SECTION 7.6 and in this SECTION 8.10, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. All expenses incurred in the printing, filing with the SEC (including filing fees required with respect to the Preliminary Proxy Statement, Definitive Proxy Statement and Schedule 13E-3) and mailing to shareholders of CEM of proxy statements, notices and other materials in connection with the Special Meeting shall be borne by CEM.

         8.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         8.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and the parties shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

         8.13 Conciliation and Arbitration. If any dispute, claim or difference arises out of or relates to this Agreement (a "Dispute"), such Dispute shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") effective as of the commencement of the arbitration (the "Rules"), except as such Rules may be modified as provided herein. The arbitration shall be held in Charlotte, North Carolina, unless the parties mutually agree to have the arbitration held elsewhere, and judgment upon the award made therein may be entered by any court having jurisdiction thereof. The arbitral tribunal shall be composed of three arbitrators, each of whom shall be experienced commercial litigators admitted to practice law in the State of North Carolina. Acquiror and the Company shall each appoint one arbitrator. If such parties fail to nominate an arbitrator in accordance with the preceding sentence within thirty days from the date when the notice of intention to arbitrate referred to in Rule 6 of the Rules has been received by the Respondent (as defined in the Rules) such appointment shall, upon written request by either party to the AAA, be made in accordance with Rule 14 of the Rules. The two arbitrators thus appointed shall attempt to agree upon the third arbitrator to act as chairperson of the arbitration tribunal. If said two arbitrators fail to appoint the chairperson within thirty days from the date of appointment of the second arbitrator, upon written request of either party to the AAA, such appointment shall be made in accordance with Rule 15 of the Rules. The arbitrators shall have no power to waive, alter, amend, revoke or suspend any of the provisions of this Agreement, provided, however, that the arbitrators shall have the power to decide all questions with respect to the interpretation and validity of this SECTION 8.13. The arbitration shall be conducted, and the award shall be rendered, in the English language. An arbitrator may not act as an advocate for the party nominating him, and all three arbitrators shall be impartial and unbiased. A majority vote by the three arbitrators shall be required on any decision made by them. The arbitrators shall permit such discovery as they shall determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. Any such discovery shall be limited to information directly relevant to the controversy or claim in arbitration and shall be concluded within thirty days after the appointment of the arbitration panel. This agreement to arbitrate shall be binding upon the heirs, successors and assigns and any trustee, receiver or executor of any party hereto. Except to the extent required by law or court or administrative order, no party, arbitrator, representative, counsel or witness shall disclose or confirm to any Person not present at the arbitration hearings any information about the arbitration proceeding or hearings, including the names of the parties and arbitrators, the nature and amount of the claims, the financial condition of any party, the expected date of hearing or the award made.

                            [signature page follows]

                  IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first above written.


                                      CEM CORPORATION, a North Carolina
                                      corporation



                                      By:  /s/ Ronald A. Norelli
                                           ------------------------------------
                                           Ronald A. Norelli
                                           Chairman of the Board of Directors


                                      MJC ACQUISITION CORPORATION, a North
                                      Carolina corporation



                                      By:  /s/ Michael J. Collins
                                           ------------------------------------
                                           Michael J. Collins
                                           President



                                      /s/ Michael J. Collins
                                      -----------------------------------------
                                      Michael J. Collins

                                                                      EXHIBIT A


                               ARTICLES OF MERGER
                                       OF
                          MJC ACQUISITION CORPORATION
                                      INTO
                                CEM CORPORATION


         CEM Corporation ("CEM"), a corporation organized under the laws of North Carolina, hereby submits these Articles of Merger for the purpose of merging MJC Acquisition Corporation ("Acquiror"), a corporation organized under the laws of North Carolina, into CEM (the "Merger"):

         I. The following Plan of Merger was duly approved in the manner prescribed by law by the board of directors and shareholders of each of the corporations participating in the merger:

                                 PLAN OF MERGER

                                   ARTICLE 1

                            Merger and Organization

         Section 1.1     The Merger.

         Acquiror shall be merged with and into CEM at the Effective Time (as defined below), upon the terms and subject to the conditions hereinafter set forth, as permitted by and in accordance with the North Carolina Business Corporation Act (the "North Carolina Law"). Acquiror and CEM are herein sometimes referred to as the "Constituent Corporations", and CEM, which shall be the surviving corporation following the effectiveness of the Merger, is sometimes referred to herein as the "Surviving Corporation".

         Section 1.2     Effective Time.

         The Merger shall be consummated immediately upon the filing of the Articles of Merger with the Secretary of State of the State of North Carolina (the date and time of such filing being referred to herein as the "Effective Time").

         Section 1.3     Effect of Merger.

                  (a) The name of the Surviving Corporation shall from and after the Effective Time be and continue to be "CEM Corporation" until changed in accordance with applicable law.

                  (b) The articles of incorporation of CEM, as in effect immediately prior to the Effective Time, shall from and after the Effective Time be the articles of incorporation of the Surviving Corporation and shall be amended and restated to conform to the articles of incorporation of Acquiror as in effect immediately prior to the Effective Time; provided, however, that, at the Effective Time,
         Article 1 of the articles of incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is CEM Corporation" and Article 2 shall be amended to provide that the number of authorized shares of common stock of the corporation shall be 100. Accordingly, at the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated as set forth in Annex A attached hereto.

                  (c) The bylaws of Acquiror, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law, the articles of incorporation of the Surviving Corporation and such bylaws.

                  (d) At the Effective Time, the separate corporate existence of Acquiror shall cease, and CEM as the surviving corporation and successor and shall succeed to Acquiror as set forth in Section 55-11-06 of the North Carolina Law.

                  (e) The directors of Acquiror immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of CEM immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified.

                  (f) If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the right, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of this Plan of Merger, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Corporations all other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger and otherwise to carry out the purposes of this Plan of Merger.

                                   ARTICLE 2

                 Conversion of Securities at the Effective Time

         Section 2.1     Conversion of Securities of CEM and Acquiror.

         At the Effective Time, pursuant to this Plan of Merger and by virtue of the Merger and without any action on the part of CEM, Acquiror or the holders of any of the following securities:

                  (a) Each share of common stock, par value $.05 per share, of CEM ("CEM Common Stock") (shares of CEM Common Stock being hereinafter collectively referred to as "CEM Shares" and individually as a "CEM Share") issued and outstanding immediately prior to the Effective Time (other than any CEM Shares to be cancelled pursuant to SECTION 2.1(B)) shall be cancelled, extinguished and shall be converted automatically into the right to receive an amount equal to $11.15 in cash, without interest (the "Cash Merger Consideration"), payable to the holder thereof, as provided in SECTION 2.2, upon surrender of the certificate formerly representing the CEM Shares being converted into the right to receive the Cash Merger Consideration, less any required withholding taxes;

                  (b) Each CEM Share held in the treasury of CEM and each CEM Share owned by Acquiror (including CEM Shares contributed to Acquiror by agreement with Acquiror), if any, immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

                  (c) Each share of Acquiror's common stock, $.01 par value ("Acquiror Common Stock"), that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.


         Section 2.2     Payment of Cash for CEM Common Stock.

                  (a) At the Effective Time, Acquiror shall irrevocably deposit or cause to be deposited with a bank or trust company to be designated by Acquiror and reasonably satisfactory to CEM that is organized and doing business under the laws of the United States or any state thereof and has a combined capital and surplus of at least $100,000,000 (the "Disbursing Agent"), as agent for the holders of shares of CEM Common Stock, cash in the aggregate amount required to effect conversion of shares of CEM Common Stock into the Cash Merger Consideration at the Effective Time pursuant to SECTION 2.1(A) hereof. Pending distribution pursuant to SECTION 2.2(B) hereof of the cash deposited with the Disbursing Agent, such cash shall be held in trust for the benefit of the holders of CEM Common Stock and the fund shall not be used for any other purposes, and Acquiror and Surviving Corporation may direct the Disbursing Agent to invest such cash, provided that such investments (i) shall be obligations of or guaranteed by the United States of America, commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $250,000,000 (collectively "Permitted Investments") or money market funds that are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to SECTION 2.2(B) hereof. Each holder of a certificate or certificates representing shares of CEM Common Stock cancelled at the Effective Time pursuant to SECTION 2.1(A) hereof may thereafter surrender such certificate or certificates to the Disbursing Agent, as agent for such holder of shares of CEM Common Stock, which shall effect the exchange of such certificate or certificates on such holder's behalf for a period ending six months after the Effective Time. Any interest and other income resulting from such investments shall be paid to Acquiror.

                  (b) After surrender to the Disbursing Agent of any certificate that prior to the Effective Time shall have represented any shares of CEM Common Stock, the Disbursing Agent shall promptly distribute to the individual, corporation, partnership, joint venture, association, joint stock company, trust, fund, unincorporated association, organization or other entity (each, a "Person") in whose name such certificate shall have been registered a check representing the amount of Cash Merger Consideration into which such shares of CEM Common Stock shall have been converted at the Effective Time pursuant to 2.1(A) hereof. Until so surrendered and exchanged, each such certificate shall, after the Effective Time, be deemed to represent only the right to receive such Cash Merger Consideration, and until such surrender and exchange, none of the Cash Merger Consideration shall be paid to the holder of such outstanding certificate in respect thereof. The Surviving Corporation shall promptly after the Effective Time cause to be distributed to such holders appropriate materials to facilitate such surrender.

                  (c) If any cash deposited with the Disbursing Agent for purposes of payment in exchange for shares of CEM Common Stock remains unclaimed following the expiration of six months after the Effective Time, such cash shall be delivered to the Surviving Corporation by the Disbursing Agent, and thereafter the Disbursing Agent shall not be liable to any Persons claiming any amount of such cash, and the surrender and exchange shall be effected directly with the Surviving Corporation (subject to applicable abandoned property, escheat and similar laws). No interest shall accrue or be payable with respect to any amounts that any such holder shall be so entitled to receive. The Surviving Corporation or the Disbursing Agent shall be authorized to pay the cash attributable to any certificate theretofore issued that has been lost or destroyed, upon receipt of satisfactory evidence of ownership of the shares of CEM Common Stock represented thereby and of appropriate indemnification.

                  (d) None of Acquiror, the Surviving Corporation or the Disbursing Agent shall be liable to any Person in respect of any shares of retained CEM Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of CEM Common Stock shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any cash, if any, in lieu of fractional shares of retained CEM Common Stock or any dividends or distributions with respect to retained CEM Common Stock in respect of such certificate would otherwise escheat to or become the property of any governmental entity), any such cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

                  (e) If payment is to be made to a Person other than the Person in whose name a surrendered certificate, which prior to the Effective Time shall have represented any shares of CEM Common Stock, is registered, it shall be a condition to such payment that the certificate so surrendered shall be endorsed or shall otherwise be in proper form for transfer, and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate surrendered or shall have established to the satisfaction of the Surviving Corporation or the Disbursing Agent that such tax either has been paid or is not payable.

                  (f) From and after the Effective Time, the holders of shares of CEM Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of CEM Common Stock except as otherwise provided herein or by law.

                  (g) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of CEM Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates for shares of CEM Common Stock are presented to the Surviving Corporation, they shall be cancelled and promptly exchanged for Cash Merger Consideration except as provided in SECTION 2.2(B) and 2.2(D); and

         Section 2.3     Exchange of Acquiror Common Stock Certificate.

                  Immediately after the Effective Time, upon surrender by the record holder of the certificate, duly endorsed in blank, representing the shares of Acquiror Common Stock outstanding immediately prior to the Effective Time, the Surviving Corporation shall deliver to such record holder a share certificate, registered in such holder's name, representing the number of shares of common stock of the Surviving Corporation to which such record holder is so entitled by virtue of SECTION 2.1(C).

          II. These Articles of Merger shall become effective immediately upon filing with the North Carolina Secretary of State.

         This the _____ day of ____________, 2000.


                                     CEM CORPORATION



                                     By:
                                          -------------------------------------
                                          Michael J. Collins, President

ANNEX A


                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                                CEM CORPORATION


         These Amended and Restated Articles of Incorporation effect amendments to the Articles of Incorporation of CEM Corporation, a North Carolina corporation, as the surviving corporation of a merger pursuant to a Plan of Merger between CEM Corporation and MJC Acquisition Corporation, a North Carolina corporation, as set forth in the Articles of Merger to which these Amended and Restated Articles of Incorporation are attached.

         1.    The name of the corporation is CEM Corporation.

         2. The number of shares the corporation is authorized to issue is One Hundred (100). There shall be only one class of stock, which shall be common stock with a par value of $0.01 per share.

         3. The address of the initial registered office of the corporation in the State of North Carolina is 101 North Tryon Street, Suite 1900, Charlotte, Mecklenburg County, North Carolina 28246; and the name of the initial registered agent at such address is Stephen M. Lynch, Esq.

         4. The name and address of the incorporator are Stephen M. Lynch, Esq., Robinson, Bradshaw & Hinson, P.A., 101 North Tryon Street, Suite 1900, Charlotte, Mecklenburg County, North Carolina 28246.

         5. To the fullest extent permitted by the North Carolina Business Corporation Act as it exists or may hereafter be amended, no person who is serving or who has served as a director of the corporation shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of duty as a director. No amendment or repeal of this article, nor the adoption of any provision to these Articles of Incorporation inconsistent with this article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal, or adoption.

         6. The provisions of the North Carolina Business Corporation Act entitled "The North Carolina Shareholder Protection Act" and "The North Carolina Control Share Acquisition Act" shall not be applicable to the corporation.